Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

New York, New York, March 10, 2016 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2015.

The following financial review discusses the results for the three and twelve months ended December 31, 2015 and December 31, 2014.

Fourth Quarter 2015 and Year-to-Date Highlights

•	Recorded a net loss attributable to Genco Shipping & Trading Limited of $49.5 million for the fourth quarter of 2015

o	Basic and diluted loss per share of $0.69;

•	Completed the funding of a $98 million secured loan facility with funds associated with Hayfin Capital Management and Breakwater Capital Ltd. on November 10, 2015

o	The facility has a term of approximately five years and no fixed amortization payments for the first two years;

•	Took delivery of the Baltic Mantis, the final newbuilding Ultramax vessel to be delivered to the Company under Baltic Trading’s previously announced agreements with Yangfan Group Co., Ltd., on October 9, 2015;

o	Reached an agreement to charter the vessel at a rate based on 115% of the Baltic Supramax Index for 14 to 18.5 months.

Financial Review: 2015 Fourth Quarter

The Company recorded a net loss attributable to Genco Shipping & Trading Limited for the fourth quarter of 2015 of $49.5 million, or $0.69 basic and diluted net loss per share. Comparatively, for the three months ended December 31, 2014, the Company recorded a net loss of $164.0 million, or $2.72 basic and diluted net loss per share.

John C. Wobensmith, President, commented, “Against the backdrop of a challenging drybulk market, we took steps to strengthen our liquidity position and increase our operating efficiency. After the merger with Baltic Trading, we created a stronger global competitor in the drybulk industry with a modern fleet that seeks to adhere to the highest operational standards. During the year, we also drew upon our increased scale to reduce our direct vessel operating expenses on a per vessel basis, and entered into new loan facilities under favorable terms enhancing the Company’s liquidity position by $158 million.”

The Company’s revenues decreased to $35.0 million for the three months ended December 31, 2015, compared to $55.7 million for the three months ended December 31, 2014. The decrease was primarily due to lower spot market rates achieved by the majority of the vessels in our fleet during the fourth quarter of 2015 versus the same period last year marginally offset by the increase in the size of our fleet following the delivery of three Ultramax newbuilding vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $4,711 per day for the three months ended December 31, 2015 as compared to $8,310 for the three months ended December 31, 2014. The decrease in TCE was primarily due to lower spot rates achieved by the vessels in our fleet during the fourth quarter of 2015 versus the fourth quarter of 2014. During the fourth quarter of 2015, the Baltic Dry Index came under considerable pressure, which included reaching a then all-time low of 471 on December 16, 2015. The primary drivers behind the decline were fewer coal shipments to China, which more than offset the positive quarter-over-quarter growth of iron ore imports, together with persistent fleet growth. Excess vessel supply has continued to weigh on the drybulk market through the first two months of 2016 as newbuilding vessel deliveries have surged in line with historical seasonality, leading to considerable fleet growth despite the strong pace of vessel demolitions. Furthermore, cargo disruptions as well as the onset of the Chinese New Year have both been negative contributors to the current freight rate environment.

Total operating expenses were $72.6 million for the three months ended December 31, 2015 compared $241.5 million for the three months ended December 31, 2014. During the three months ended December 31, 2015, we determined that the future undiscounted cash flows did not exceed the net book value for the Genco Marine. As such, a $4.5 million impairment loss was recorded in order to adjust the value of the Genco Marine to its fair market value as of December 31, 2015. During the three months ended December 31, 2014, a goodwill impairment of $166.1 million was recognized, which represents the portion of the total reorganization value that was not attributed to specific tangible or identifiable intangible assets. Vessel operating expenses were $31.9 million for the three months ended December 31, 2015 and $29.7 million for the three months ended December 31, 2014. This was primarily due to the increase in the size of our fleet as well as higher expenses related to the purchase of spare parts. General, administrative and technical management expenses were $10.1 million for the fourth quarter of

2015 compared to $21.4 million for the fourth quarter of 2014, primarily due to a decrease in compensation expenses. Included in general, administrative and technical management expenses for the three months ended December 31, 2015 and the three months ended December 31, 2014, are non-cash compensation expenses of $5.5 million and $12.5 million, respectively, arising from awards under the 2014 Management Incentive Plan. Depreciation and amortization expenses increased to $20.6 million for the three months ended December 31, 2015 from $19.4 million for the three months ended December 31, 2014, primarily due to the increase in the size of our fleet.

Daily vessel operating expenses, or DVOE, were $4,954 per vessel per day for the fourth quarter of 2015 compared to $4,840 per vessel per day for the same quarter in 2014 predominantly due to higher expenses related to the timing of the purchase of spare parts. Our DVOE for the year ended 2015 was $4,870 per vessel per day versus $5,035 for 2014, which based on the 2015 ownership days, represents savings of over $4.0 million for the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2016 is $4,820 per vessel per day on a weighted average basis for the entire year.

Apostolos Zafolias, Chief Financial Officer, commented, “During the fourth quarter, we continued to enhance Genco’s liquidity position and entered into a $98 million five-year loan facility with favorable terms. In total, we entered into $158 million in new loan facilities for the year in an effort to strengthen the Company’s balance sheet.”

Financial Review: Twelve Months 2015

The Company recorded a net loss attributable to Genco Shipping & Trading Limited of $194.9 million or $2.96 basic and diluted net loss per share for the twelve months ended December 31, 2015. This was a decrease in net loss of $938.5 million compared to the twelve months ended December 31, 2014. Net loss for the twelve months ended December 31, 2014 included the effect of reorganization items for the Predecessor Company. As of July 9, 2014, upon the completion of the Company’s restructuring, Genco adopted and applied fresh-start reporting provisions to its financial statements. As a result of the adoption of fresh-start reporting, the Company’s consolidated balance sheets and consolidated statements of operations subsequent to July 9, 2014 will not be comparable in many respects to our consolidated balance sheets and consolidated statements of operations prior to July 9, 2014. Revenues decreased by $66.9 million to $154.0 million for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014 due to lower spot market rates achieved by the majority of our vessels partially offset by the increase in the size of our fleet. TCE rates obtained by the Company decreased to $5,445 per day for the twelve months ended December 31, 2015 from $8,785 per day for the twelve months ended December 31, 2014, due to lower rates achieved by the majority of the vessels in our fleet as well as higher voyage expenses. Total operating expenses, excluding non-cash vessel impairment charges totaling $39.9 million relating to the sale of the Baltic Tiger and the Baltic Lion in April 2015 and the revaluation of the Genco Marine to fair market value as of December 31, 2015, were $306.9 million for the twelve months ended December 31, 2015, $6.8 million less than total operating expenses for the twelve months ended December 31, 2014 after excluding $166.1 million related to a goodwill impairment charge. Daily vessel operating expenses per vessel were $4,870 versus $5,035 in the comparative periods due to lower insurance, stores and maintenance related expenses.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities decreased by $4.1 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014.  Included in the net loss attributable to Genco during the year ended December 31, 2015 are the non-cash impairment of vessel assets of $39.9 million, the non-cash impairment of our investment in Jinhui of $37.9 million and the non-cash loss on the disposal of vessels of $0.9 million. During 2014, the loss included the $880.4 million in non-cash reorganization items and fresh-start reporting adjustments reflected in the net loss recorded by the Predecessor Company during the period from January 1 to July 9, 2014, the $166.1 million of goodwill impairment recorded by the Successor Company during the period from July 9 to December 31, 2014. Excluding the aforementioned non-cash charges for the year ended December 31, 2015 and the same period during 2014, the loss would be lower by $4.4 million for the year ended December 31, 2015 as compared to the same period for 2014. The decrease in cash used by operating activities was primarily due to a $17.4 million increase in the amortization of non-vested stock compensation due to the amortization of the restricted shares and warrants issued under the MIP.  The fluctuation in accounts payable and accrued expenses, prepaid expenses and other current assets and due from charterers increased by $8.5 million, $4.6 million and $4.7 million, respectively, due to the timing of payments. These decreases in net cash used in operations were partially offset by a decrease in depreciation and amortization expense of $33.1 million. This decrease in depreciation and amortization expense resulted from the revaluing of our vessels at market as required under our adoption of fresh-start reporting on July 9, 2014, but was lessened by the increase in the size of our fleet due to the delivery of four newbuilding Ultramax vessels.

Net cash used in investing activities during the year ended December 31, 2015 was $56.8 million, which represented a decrease of $17.9 million as compared to the year ended December 31, 2014.  Net cash used in investing activities during the year ended December 31, 2015 by the Successor Company consisted primarily of $66.6 million of vessel asset purchases, including deposits. Net cash used in investing activities by the Successor Company and Predecessor Company during the periods from July 9 to December 31, 2014 and January 1 to July 9, 2014, respectively, consisted primarily of $24.5 million and $30.0 million of vessel asset purchases, including deposits, respectively.  These purchases consisted primarily of the deposits made for the four Ultramax newbuilding vessels that Baltic Trading agreed to acquire, three which were delivered during the year ended December 31, 2015 and one that was delivered during the period from July 9 to December 31, 2014.  Additionally, there was a $29.4 million fluctuation of the change in deposits of restricted cash primarily a result of $19.6 million of restricted cash that was held in an escrow account as of December 31, 2014 for the purchase of the Baltic Wasp, which was released to the shipyard upon the vessel delivery on January 2, 2015.  Additionally, the fluctuation of the change in deposits of restricted cash is due to the deposit of $9.8 million of restricted cash during the year ended December 31, 2015 as required by the $98 Million Credit Facility, which was entered into on November 4, 2015.

Net cash provided by financing activities increased by $55.0 million to $150.5 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014.  Net cash provided by financing activities for the year ended December 31, 2015 for the Successor Company consisted primarily of the following: $148.0 million of proceeds from the $148 Million Credit Facility, $98.3 million of proceeds from the $98 Million Credit Facility and $56.2 million of proceeds from the 2015 Revolving Credit Facility. These proceeds from our credit facilities were partially offset by the following: $102.3 million repayment of debt under the 2010 Credit Facility, $20.3 million repayment of debt under the $253 Million Term Loan Facility, $7.7 million repayment of debt under the $100 Million Term Loan Facility, $7.6 million repayment of debt under the $148 Million Credit Facility, $2.8 million repayment of debt under the $44 Million Term Loan Facility, $2.1 million repayment of debt under the 2014 Term Loan Facilities, $1.5 million repayment of debt under the $22 Million Term Loan Facility, $7.0 million payment of deferred financing costs and $0.8 million cash settlement paid to non-accredited 2010 Note holders.  Net cash provided by financing activities for the period from July 9 to December 31, 2014 for the Successor Company consisted primarily of $33.2 million of proceeds from the 2014 Term Loan Facilities offset by the following:  $5.1 million repayment of debt under the $253 Million Term Loan Facility, $3.8 million repayment of debt under the $100 Million Term Loan Facility, $1.4 million repayment of debt under the $44 Million Term Loan Facility, $0.8 million repayment of debt under the $22 Million Term Loan Facility, $2.3 million payment of deferred financing costs, $0.5 million cash settlement paid to non-accredited 2010 Note holders and $1.0 million dividend payment by Baltic Trading to its shareholders.  Net cash provided by financing activities for the period from January 1 to July 9, 2014 for the Predecessor Company consisted primarily of $100.0 million received for the Rights Offering pursuant to the Plan partially offset by the following: $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.8 million repayment of debt under the $100 Million Term Loan Facility, $1.4 million repayment of debt under the $44 Million Term Loan Facility, $0.8 million repayment of debt under the $22 Million Term Loan Facility, $4.5 million payment of deferred financing costs, $2.0 million of dividend payments by Baltic Trading to its shareholders and $0.1 million for payment of common stock issuance costs by Baltic Trading.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Five of our vessels completed drydocking during the fourth quarter of 2015. We currently expect 11 of our vessels to be drydocked during 2016.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The upgrades have been successfully installed on 16 of our vessels, which completed their respective planned drydocking during 2014 and 2015. Currently, we do not expect to install fuel efficiency upgrades on any of the vessels scheduled to drydock in 2016.

We estimate our capital expenditures related to drydocking for our fleet through 2016 to be:

	Q1 2016	Q2-Q4 2016
Estimated Costs (1)	-	$10.4 million
Estimated Offhire Days (2)	-	315

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The five vessels which completed drydocking during the fourth quarter were on planned offhire for 114.2 days. Capitalized costs associated with drydocking incurred during the fourth quarter of 2015 were approximately $2.5 million.

New Loan Facility

On November 4, 2015, certain of the Company’s wholly owned subsidiaries entered into a facility agreement for a secured loan facility with a term of approximately five years. The Company completed the funding of approximately $98 million under the facility on November 10, 2015. Borrowings under the facility may be used for working capital purposes and bear interest at three month LIBOR plus a margin of 6.125%. The facility has no fixed amortization payments for the first two years and fixed amortization payments of $2.5 million per quarter thereafter, subject to prepayments based on the facility’s collateral value to loan ratio. The Company is a guarantor of the borrowers’ obligations under the facility.

Reclassification of Debt to Current

Persistent weak drybulk industry conditions and historically low charter rates have negatively impacted our results of operations, cash flows, and liquidity and may continue to do so in the future. The negative impact on our liquidity, together with a continued decline in vessel values, presents difficulties for remaining in compliance with our credit facility covenants relating to minimum cash, leverage ratios, and collateral maintenance, which could potentially result in defaults and acceleration of the repayment of our outstanding indebtedness. These factors, as well as recurring losses from operations and negative working capital, raise substantial doubt about our ability to continue as a going concern. We therefore anticipate receiving a “going concern” opinion from Deloitte & Touche LLP, our independent registered public accountants, to be included in our Annual Report on Form 10-K for the year ended December 31, 2015. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, among other things, our ability to: (i) develop and successfully implement a plan to address these factors, which may include refinancing our existing credit agreements, or obtaining waivers or modifications to our credit agreements from our lenders, or raising additional capital through selling assets (including vessels), reducing or delaying capital expenditures, or pursuing other options that may be available to us, which may include pursuing strategic opportunities and equity or debt offerings, (ii) return to profitability, (iii) generating sufficient cash flow from operations, (iv) remaining in compliance with our credit facility covenants, as the same may be modified, and (v) obtaining financing sources to meet our future obligations. The realization of our assets and the satisfaction of our liabilities are subject to uncertainty. The accompanying consolidated financial statements do not include any direct adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern, except the classification of outstanding indebtedness, which has been classified as a current liability at December 31, 2015.

In addition, for purposes of preparing financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the Company is required to be in compliance with covenants under all of its eight credit facilities on a quarterly basis. During the first quarter of 2016, we were not in compliance with the collateral maintenance covenants under the $253 Million Term Loan Facility, the $22 Million Term Loan Facility and the $100 Million Term Loan Facility. Such noncompliance does not currently constitute an event of default under any of our credit agreements and is subject to cure or waiver within the applicable grace period. The Company has been in communication with the lenders of the respective credit facilities in order to obtain short-term waivers until April 11, 2016.  Furthermore, the Company anticipates it will not be in compliance with the collateral maintenance covenants under the $148 Million Credit Facility and the 2014 Term Loan, which facilities provide for certain grace periods following non-compliance. Each of the Company’s credit facilities contain cross default provisions that could be triggered by the Company’s failure to satisfy or waive its collateral maintenance covenants, if such failure is not cured or waived within the applicable grace period. Given the foregoing noncompliance and the cross default provisions, the Company has determined that it should classify its outstanding indebtedness as a current liability as of December 31, 2015.

Financial Statement Presentation

As previously announced, we completed our merger with Baltic Trading on July 17, 2015. Prior to the completion of the Genco and Baltic Trading merger, Genco consolidated Baltic Trading and the Baltic Trading common shares that Genco acquired in the merger were recognized as a noncontrolling interest in the consolidated financial statements of Genco. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent. Accordingly, upon completion of the merger, any difference between the fair value of the Genco common shares issued in exchange for Baltic Trading common shares was reflected as an adjustment to the equity in Genco. No gain or loss was reorganized in Genco’s consolidated statement of comprehensive income upon completion of the transaction.

As of July 9, 2014, upon the completion of the Company’s restructuring, Genco adopted and applied fresh-start reporting provisions to its financial statements.  The Company’s assets and liabilities were recorded at their value as of the fresh-start reporting date, and their fair values differed materially from the recorded values of its assets and liabilities as reflected in its historical consolidated financial statements. Under fresh-start reporting, Genco converted a portion of its debt into equity, thereby reducing the amount of debt on its balance sheet. Additionally, Genco’s assets were reset to fair market value as of the fresh-start reporting date, reducing the assets value on the balance sheet as well as overall depreciation expense. Consequently, the Company’s historical financial statements may not be reliable indicators of its financial condition and results of operations for any period after it adopted fresh-start reporting.  As a result of the adoption of fresh-start reporting, the Company’s consolidated balance sheets and consolidated statements of operations subsequent to July 9, 2014 will not be comparable in many respects to our consolidated balance sheets and consolidated statements of operations prior to July 9, 2014.  References to “Successor” refer to the Company after July 9, 2014, after giving effect to the application of fresh-start reporting. References to “Predecessor” refer to the Company prior to July 9, 2014.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Successor		Successor		Predecessor
	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Period From July 9 to December 31, 2014	Period From January 1 to July 9, 2014 (restated)
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$34,236	$54,874	$150,784	$98,817	$118,759
Service revenues	718	828	3,175	1,584	1,701
Total revenues	34,954	55,702	153,959	100,401	120,460

Operating expenses:
Voyage expenses	5,481	5,190	20,257	7,525	4,140
Vessel operating expenses	31,865	29,695	122,008	56,943	64,670
General, administrative and management fees	10,104	21,422	83,902	36,915	31,371
Depreciation and amortization	20,623	19,358	79,556	36,714	75,952
Other operating income	-	(234)	-	(530)	-
Impairment of vessel assets	4,497	-	39,893	-	-
Loss on sale of vessels	-	-	1,210	-	-
Goodwill impairment	-	166,067	-	166,067
Total operating expenses	72,570	241,498	346,826	303,634	176,133

Operating loss	(37,616)	(185,796)	(192,867)	(203,233)	(55,673)

Other (expense) income:
Impairment of investment	(5,342)	-	(37,877)	-	-
Other (expense) income	(89)	29	(796)	36	(106)
Interest income	40	26	110	46	45
Interest expense	(6,144)	(4,027)	(20,032)	(7,620)	(41,061)
Other expense	(11,535)	(3,972)	(58,595)	(7,538)	(41,122)

Loss before reorganization items, net	(49,151)	(189,768)	(251,462)	(210,771)	(96,795)
Reorganization items, net	(79)	(424)	(1,085)	(1,591)	(915,640)

Loss before income taxes	(49,230)	(190,192)	(252,547)	(212,362)	(1,012,435)
Income tax expense	(268)	(603)	(1,821)	(996)	(815)

Net loss	(49,498)	(190,795)	(254,368)	(213,358)	(1,013,250)
Less: Net loss attributable to noncontrolling interest	-	(26,792)	(59,471)	(31,064)	(62,101)

Net loss attributable to Genco Shipping & Trading Limited	$(49,498)	$(164,003)	$(194,897)	$(182,294)	$(951,149)

Net loss per share - basic	$(0.69)	$(2.72)	$(2.96)	$(3.02)	$(21.83)

Net loss per share - diluted(1)	$(0.69)	$(2.72)	$(2.96)	$(3.02)	$(21.83)

Weighted average common shares outstanding - basic	72,174,041	60,415,981	65,831,637	60,360,515	43,568,942

Weighted average common shares outstanding - diluted(1)	72,174,041	60,415,981	65,831,637	60,360,515	43,568,942

	December 31, 2015	December 31, 2014
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$140,889	$113,109
Current assets	172,529	130,326
Total assets	1,724,074	1,752,913
Current liabilities (excluding current portion of long-term debt)	28,525	29,614
Current portion of long-term debt	588,434	34,324
Long-term debt	-	395,811
Shareholders' equity (including $0 and $248.6 million of non-controlling interest at December 31, 2015 and December 31, 2014, respectively)	1,105,966	1,292,774

	Successor		Predecessor
	Twelve Months Ended December 31, 2015	Period From July 9 to December 31, 2014	Period From January 1 to July 9, 2014 (restated)
	(unaudited)
Net cash used in operating activities	$(56,086)	$(26,835)	$(33,317)
Net cash used in investing activities	(56,774)	(44,101)	(30,535)
Net cash provided by financing activities	150,520	18,273	77,207

1)	The convertible notes were anti-dilutive for the Predecessor Company for the period from January 1 to July 9, 2014.

	Successor		Successor		Predecessor
	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Period From July 9 to December 31, 2014	Period From January 1 to July 9, 2014 (restated)
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(49,498)	$(164,003)	$(194,897)	$(182,294)	$(951,149)
+ Net interest expense	6,104	4,001	19,922	7,574	41,016
+ Income tax expense	268	603	1,821	996	815
+ Depreciation and amortization	20,623	19,358	79,556	36,714	75,952
EBITDA(1)	$(22,503)	$(140,041)	$(93,598)	$(137,010)	$(833,366)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GENCO CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	70	67	70	67
Average number of vessels (2)	69.9	66.7	68.6	66.2
Total ownership days for fleet (3)	6,432	6,136	25,051	24,154
Total available days for fleet (4)	6,104	5,979	23,970	23,440
Total operating days for fleet (5)	6,020	5,903	23,628	23,091
Fleet utilization (6)	98.6%	98.7%	98.6%	98.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$4,711	$8,310	$5,445	$8,785
Daily vessel operating expenses per vessel (8)	4,954	4,840	4,870	5,035

1)	EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. Pursuant to the amendments entered into on April 30, 2015 for our $100 Million Term Loan Facility and our $253 Million Term Loan Facility, the definition of Consolidated EBITDA used in the financial covenants has been eliminated.
2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
3)	We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
4)	We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
5)	We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
6)	We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
7)	We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
8)	We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of March 10, 2016, the average age of our current fleet was 9.4 years.

The following table reflects the current employment of Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Asia Pte. Ltd.	April 2016	102% of BCI
Genco Tiberius	2007	Cargill International S.A.	November 2016	98% of BCI(3)
Genco London	2007	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing(4)
Genco Titus	2007	Swissmarine Services S.A.	June 2016	104.5% of BCI
Genco Constantine	2008	Cargill International S.A.	April 2016	102% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	November 2016	98.5% of BCI
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	April 2016	98.5% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	March 2016	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	September 2016	99% of BCI
Genco Tiger	2011	Swissmarine Services S.A.	October 2016	103% of BCI
Baltic Lion	2012	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing(5)
Baltic Bear	2010	Swissmarine Services S.A.	April 2016	102.5% of BCI
Baltic Wolf	2010	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing(6)

Panamax Vessels
Genco Beauty	1999	Navig8 Inc.	September 2016	94.75% of BPI
Genco Knight	1999	Swissmarine Services S.A.	April 2016	95% of BPI
Genco Leader	1999	Navig8 Pan8 Pool Inc.	June 2016	Spot Pool(7)
Genco Vigour	1999	Swissmarine Services S.A.	April 2016	95% of BPI
Genco Acheron	1999	Hyundai Glovis Co., Ltd.	June 2016	$4,250(8)
Genco Surprise	1998	Swissmarine Services S.A.	March 2016	96% of BPI
Genco Raptor	2007	GMI Panamax Pool Ltd.	June 2016	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	August 2016	100% of BPI

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	February 2017	115.5% of BSI
Baltic Wasp	2015	Pioneer Navigation Ltd.	January 2017	$3,250 with 50% profit sharing(9)
Baltic Scorpion	2015	Swissmarine Asia Pte. Ltd.	October 2016	115.5% of BSI
Baltic Mantis	2015	Pioneer Navigation Ltd.	December 2016	115% of BSI

Supramax Vessels

Genco Predator	2005	ED&F Man Shipping Ltd.	October 2016	98.5% of BSI
Genco Warrior	2005	Centurion Bulk Pte. Ltd., Singapore	June 2016	98.5% of BSI
Genco Hunter	2007	Pioneer Navigation Ltd.	April 2016	106.5% of BSI
Genco Cavalier	2007	Chun An Chartering Co., Ltd.	March 2016	$2,000(10)
Genco Lorraine	2009	Dooyang Limited	March 2016	$3,000(11)
Genco Loire	2009	Bulkhandling Handymax A/S	June 2016	Spot Pool(12)
Genco Aquitaine	2009	Bulkhandling Handymax A/S	June 2016	Spot Pool(12)
Genco Ardennes	2009	Clipper Sapphire Pool	September 2016	Spot Pool(13)
Genco Auvergne	2009	Pioneer Navigation Ltd.	April 2016	100% of BSI
Genco Bourgogne	2010	Clipper Sapphire Pool	September 2016	Spot Pool(13)
Genco Brittany	2010	Clipper Sapphire Pool	September 2016	Spot Pool(13)
Genco Languedoc	2010	Clipper Sapphire Pool	September 2016	Spot Pool(13)
Genco Normandy	2007	CLdN Cobelfret S.A.	March 2016	$3,000(14)
Genco Picardy	2005	Centurion Bulk Pte. Ltd., Singapore	July 2016	98.5% of BSI
Genco Provence	2004	Pioneer Navigation Ltd.	August 2016	100% of BSI
Genco Pyrenees	2010	Clipper Sapphire Pool	September 2016	Spot Pool(13)
Genco Rhone	2011	Pioneer Navigation Ltd.	December 2016	100% of BSI(15)
Baltic Leopard	2009	Cargill Ocean Transportation (Singapore) Pte. Ltd./Bulkhandling Handymax A/S	Mar./Oct. 2016	$2,750/Spot Pool(16)
Baltic Panther	2009	Bulkhandling Handymax A/S	June 2016	Spot Pool(12)
Baltic Jaguar	2009	Cargill Ocean Transportation (Singapore) Pte. Ltd.	March 2016	$4,000(17)
Baltic Cougar	2009	Bulkhandling Handymax A/S	June 2016	Spot Pool(12)

Handymax Vessels
Genco Success	1997	Cargill International S.A.	April 2016	$4,000(18)
Genco Carrier	1998	Eastern Bulk A/S	March 2016	$1,900(19)
Genco Prosperity	1997	TST NV, Nevis	May 2016	87.5% of BSI(20)
Genco Wisdom	1997	ED&F Man Shipping Ltd.	April 2016	89% of BSI
Genco Marine	1996	Tongli Samoa Shipping Co., Ltd.	March 2016	$3,500(21)
Genco Muse	2001	Dooyang Limited	March 2016	$3,750(22)

Handysize Vessels
Genco Sugar	1998	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Pioneer	1999	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Progress	1999	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Explorer	1999	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Reliance	1999	Clipper Logger Pool	September 2016	Spot Pool(23)
Baltic Hare	2009	Clipper Logger Pool	September 2016	Spot Pool(23)
Baltic Fox	2010	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Charger	2005	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Challenger	2003	Clipper Logger Pool	September 2016	Spot Pool(23)
Genco Champion	2006	Clipper Logger Pool	September 2016	Spot Pool(23)
Baltic Wind	2009	Trammo Bulk Carriers	April 2016	107% of BHSI
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	May 2016	100.5% of BHSI
Baltic Breeze	2010	Trammo Bulk Carriers	January 2017	103% of BHSI
Genco Ocean	2010	Falcon Navigation A/S	July 2016	103% of BHSI
Genco Bay	2010	Clipper Bulk Shipping Ltd.	June 2016	102% of BHSI
Genco Avra	2011	Ultrabulk S.A.	April 2017	104% of BHSI
Genco Mare	2011	Pioneer Navigation Ltd.	June 2017	103.5% of BHSI(24)

Genco Spirit	2011	Clipper Bulk Shipping Ltd.	August 2016	$7,000

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3)	We have agreed to an extension with Cargill International S.A. on a spot market-related time charter based on 98% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The minimum and maximum expiration dates of the time charter are November 7, 2016 and January 7, 2017, respectively. The extension began on January 31, 2016.
(4)	We have reached an agreement with Swissmarine Services S.A. on a time charter for 10.5 to 14.5 months at a rate of $3,250 per day with a 50% index-based profit sharing component. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on January 31, 2016.
(5)	We have agreed to an extension with Swissmarine Services S.A. on a time charter for 10.5 to 14.5 months at a rate of $3,250 per day with a 50% index-based profit sharing component. Hire is paid every 15 days in advance less a 4.50% third-party brokerage commission. The extension began on January 30, 2016.
(6)	We have agreed to an extension with Swissmarine Services S.A. on a time charter for 10.5 to 14.5 months at a rate of $3,250 per day with a 50% index-based profit sharing component. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on January 31, 2016.
(7)	We have reached an agreement to enter this vessel into the Navig8 Pan8 Pool, a vessel pool trading in the spot market of which Navig8 Inc. acts as the pool manager. Genco can withdraw the vessel with three months’ notice.
(8)	We have reached an agreement with Hyundai Glovis Co., Ltd. on a time charter for approximately 90 days at a rate of $4,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 3, 2016 after repositioning. The vessel redelivered to Genco on February 22, 2016.
(9)	We have agreed to an extension with Pioneer Navigation Ltd. on a time charter for 11 to 14.5 months at a rate of $3,250 per day with a 50% index-based profit sharing component except for the initial 25 days in which the hire rate is $2,500 per day. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension began on February 29, 2016.
(10)	We have reached an agreement with Chun An Chartering Co., Ltd. on a time charter for approximately 30 days at a rate of $2,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 20, 2016 after repositioning. The vessel redelivered to Genco on February 4, 2016.
(11)	We have reached an agreement with Dooyang Limited on a time charter for approximately 20 days at a rate of $3,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 19, 2016 after repositioning. The vessel redelivered to Genco on February 14, 2016.
(12)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.
(13)	We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.
(14)	We have reached an agreement with CLdN Cobelfret S.A. on a time charter for approximately 15 days at a rate of $3,000 per day. Hire is paid in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 6, 2016 after repositioning. The vessel redelivered to Genco on March 3, 2016.
(15)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot market-related time charter for 12 to 15.5 months based on 100% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 42 days in which hire is based on the average of the Baltic Supramax S2 and S3 routes. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension began on December 30, 2015 after the completion of drydocking for scheduled maintenance.
(16)	We have reached an agreement to enter this vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw the vessel with three months’ notice after the vessel has been in the pool for a minimum of four months. The vessel is expected to enter the pool on or about March 12, 2016.
(17)	We have reached an agreement with Cargill Ocean Transportation (Singapore) Pte. Ltd. on a time charter for approximately 10 days at a rate of $4,000 per day. Hire is paid every 10 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about March 11, 2016 after repositioning. The vessel redelivered to Genco on March 2, 2016.
(18)	We have reached an agreement with Cargill International S.A. on a time charter for approximately 40 days at a rate of $4,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 1, 2016 after repositioning.The vessel redelivered to Genco on January 27, 2016.
(19)	We have reached an agreement with Eastern Bulk A/S on a time charter for approximately 25 days at a rate of $1,900 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 16, 2016 after repositioning. The vessel redelivered to Genco on January 18, 2016.
(20)	We have reached an agreement with TST NV, Nevis on a spot market-related time charter for 3.5 to 6.5 months based on 87.5% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 2, 2016 after repositioning. The vessel redelivered to Genco on January 4, 2016.
(21)	We have reached an agreement with Tongli Samoa Shipping Co., Ltd. on a time charter for approximately 15 days at a rate of $3,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 5, 2016 after repositioning. The vessel redelivered to Genco on February 26, 2016.
(22)	We have reached an agreement with Dooyang Limited on a time charter for approximately 20 days at a rate of $3,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 4, 2016 after repositioning. The vessel redelivered to Genco on March 1, 2016.
(23)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.

(24)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot-market related time charter for 12 to 15.5 months based on 103.5% of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 42 days in which hire is based on the average of the Baltic Handysize HS2 and HS3 routes. The extension is expected to begin after completion of drydocking for scheduled maintenance.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Friday, March 11, 2016 at 8:00 a.m. Eastern Time to discuss its 2015 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 471-3843 or (719) 325-2215 and enter passcode 6413478. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6413478. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the ability to realize the expected benefits of the our merger with Baltic Trading to the degree, in the amounts or in the timeframe anticipated; (xvi) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvii) our ability to continue as a going concern, (xviii) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xix) our ability to obtain the waivers under our credit facilities described above; (xx) our ability to implement measures to resolve our liquidity and covenant compliance issues; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on May 4, 2015 (as amended), its Annual Report on Form 10-K for the year ended December 31, 2014 (as amended), and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.